GW ONE, INC.

PROMISSORY NOTE

$13,500.00 December 28, 2006

FOR VALUE RECEIVED AND BY THIS Promissory Note, GW One, Inc. (Maker") -- a Delaware corporation, having its principal business office in Beijing, China unconditionally promises to pay to the order of Jianwen Sun ("Payee") at 1 Zhong Gun South Street, Beijing China the principal sum of THIRTEEN THOUSAND FIVE HUNDRED AND 00/100 ($13,500.00) on or before December 31, 2007.

This Promissory Note is non-interest bearing and unsecured. Privilege is reserved to pay this Note in full or in part at anytime prior to its maturity without penalty.

Principal payable is in lawful money of the United States.

GW One, Inc.,
a Delaware Corporation

By: ______________________
Jianwen Sun, President & Director